POOL CORPORATION ANNOUNCES THE RETIREMENT OF
A. DAVID COOK, GROUP VICE PRESIDENT
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COVINGTON, LA. (August 28, 2020) - Pool Corporation (Nasdaq/GSM:POOL) announced today that A. David Cook (Dave) will retire as Group Vice President effective March 1, 2021. Over the coming months, Mr. Cook will assist with the transition of his responsibilities, which will be assumed under Pool Corporation's current leadership.

“Dave has had a remarkable career at POOLCORP spanning more than 30 years. On behalf of the entire POOLCORP team, I want to thank Dave for his invaluable leadership and countless contributions to the growth and success of our company. We wish him the best in his well-deserved retirement,” said Peter D. Arvan, president and CEO.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 375 sales centers in North America, Europe and Australia through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic, the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOLCORP’s 2019 Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the Securities and Exchange Commission (SEC).

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com